                                                                      EXHIBIT 11



                                      NABI
                       CALCULATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                   THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                 ======================
                                                                   1996           1995
                                                                 =======        =======
Net income (loss)                                                $   485        $(1,830)
                                                                 =======        =======

Weighted average number of common  shares
   outstanding during the period                                  34,033         33,393

Add dilutive effect of common stock equivalents:

Stock options and warrants (as determined by the
   application of the treasury stock method)                       1,677             --
                                                                 -------        -------

Weighted average number of shares and common
   share equivalents used in primary earnings
     per share computations                                       35,710         33,393
                                                                 =======        =======

Earnings (loss) per share                                        $  0.01        $ (0.05)
                                                                 =======        =======



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